Exhibit 10.12

INSTRUMENT AMENDING

LYONDELL CHEMICAL COMPANY

ELECTIVE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

LYONDELL CHEMICAL COMPANY hereby amends, effective February 23, 2006, the Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors, (“Plan”) applicable to deferrals before 2005, to merge the Plan into the 2005 Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors, (“Elective Deferral Plan”). The Elective Deferral Plan shall be the surviving plan and its terms shall apply to all deferral accounts now held under the Elective Deferral Plan as a result of the merger.

IN WITNESS WHEREOF, LYONDELL CHEMICAL COMPANY, acting by and through its duly authorized officer, has caused this Instrument to be executed on this 23rd day of February, 2006.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Janna Sewell	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith
President and Chief Executive Officer

INSTRUMENT

AMENDING AND RESTATING

LYONDELL CHEMICAL COMPANY

ELECTIVE DEFERRAL PLAN FOR

NON-EMPLOYEE DIRECTORS

Lyondell Chemical Company hereby amends and restates the Elective Deferral Plan for Non-Employee Directors, effective as of February 23, 2006, to read in its entirety as the document entitled “Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors” that is attached hereto.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 23rd day of February, 2006.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Janna Sewell	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith
President and Chief Executive Officer

Lyondell Chemical Company

ELECTIVE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

Amended and Restated, February 23, 2006

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Purpose and Intent of Plan.

This Plan is intended to provide an opportunity for Directors who are not Company employees to accumulate supplemental funds for retirement or special needs before retirement through the deferral of portions of their Retainer Fee.

This Plan replaces the deferral provisions of the Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors for amounts deferred before 2005 (“Prior Plan”) to conform to the requirements of Code Section 409A and any related regulation or other guidance promulgated by applicable government agencies (“Code Section 409A”) and establishes the provisions of this Plan to apply to all deferrals of compensation earned or accrued in 2005 and thereafter. Effective February 23, 2006, the Prior Plan was merged into this Plan and the terms of this Plan shall govern all amounts deferred before 2005 and associated earnings.

Section 1.2 Effective Date of Plan.

This Plan document generally shall be effective January 1, 2005, unless certain provisions specify that they are effective on a different date.

Section 1.3 Definitions

(a) Account means a separate bookkeeping account maintained by the Company for each Participant which measures and determines the amounts to be paid to the Participant under the Plan from January 1, 2005 forward. An Account may be divided into subaccounts as needed to reflect particular Deferral Elections.

(b) Administrative Committee means a committee of independent directors designated by the Board.

(c) Beneficiary means a person entitled to receive a Participant’s Plan interest when the Participant’s dies before his Account is totally distributed.

(d) Board means the Board of Directors of Lyondell Chemical Company.

(e) Board Committee means any committee established by the Board which consists of Directors and which reports to the Board.

(f) Chairman Fee means the annual cash amount payable to a Director as additional compensation for serving as Chairman of the Board or as Chairman of a Board Committee.

(g) Change in Control shall be deemed to have occurred on the date that one or more of the following occurs:

(i) Individuals who, within any twelve (12) month period, constitute a majority of the Board (“Incumbent Directors”) are replaced as members of the Board by individuals who are not Incumbent Directors. Incumbent Directors shall include any individual becoming a director within the same twelve (12) month period when the person’s election or appointment was approved by a vote of at least a majority of the then Incumbent Directors and shall exclude for this purpose any individual whose initial assumption of office was not endorsed by a majority of the Board,

(ii) The date of any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where the shareholders of the Company immediately before that Acquisition Transaction would beneficially own, directly or indirectly, immediately after that Acquisition Transaction, shares or other ownership interests representing in the aggregate less than fifty percent (50%) of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from the merger, consolidation or recapitalization or acquiring assets of the Company, as the case may be, or of its ultimate parent corporation or other entity, if any (in either case, the “Surviving Entity”), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity; or

(iii) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company (“Common Shares”) or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iii):

(1) Solely as a result of an acquisition of securities by the Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (a) the proportionate number of Common Shares beneficially owned by any Person to more than fifty percent (50%) of the Common Shares then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than fifty percent (50%) of the Combined Voting Power of all then outstanding Voting Securities;

(2) Solely as a result of an acquisition of securities directly from the Company, except for any conversion of a security that was not acquired directly from the Company;

(iv) For purposes of this Change in Control definition, the following capitalized terms have the following meanings:

(1) “Affiliate” shall mean, as to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

(2) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

(3) “Person” shall mean any individual, entity (including, without limit, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries or affiliates or LYONDELL-CITGO Refining LP (“LCR”), any employee benefit plan of the Company or LCR or any of their subsidiaries or any entity organized, appointed or established by the Company, LCR, or their subsidiaries for or pursuant to the terms of any plan.

(4) “Voting Securities” shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

(h) Code means the Internal Revenue Code of 1986, as amended, including any successor provisions and any regulations or other guidance promulgated by applicable government agencies.

(i) Common Stock means the Company’s common stock, par value $1.00 per share.

(j) Company means Lyondell Chemical Company, a Delaware corporation, or its successor.

(k) Deferral Election means a Director’s election to defer Retainer Fees during a Deferral Period according to Section 2.1.

(l) Deferral Period means the particular calendar year for which a Deferral Election is made. A new Deferral Period begins each January 1 and ends each December 31, but for a new Director, his or her initial Deferral Period shall commence thirty (30) days after the Director’s election to the Board.

(m) Deferred Compensation means the aggregate amount of Retainer Fees a Director elects to defer and DSUs credited to the Participant’s Account.

(n) Deferred Stock Units or DSUs means a bookkeeping unit representing the value of one share of Common Stock used to credit certain deferrals to a Participant’s account and track investment returns.

(o) Director means a Director of the Board who is not a current employee of the Company or any of its subsidiaries or affiliates.

(p) Distribution means a distribution of a Participant’s Account as a result of Termination of Service or other event specified under this Plan and permitted by Code Section 409A.

(q) Effective Date means January 1, 2005.

(r) Financial Hardship means a condition of severe financial difficulty, due to an unforeseeable emergency resulting from (i) an illness or accident of the Participant, his spouse or dependent; (ii) a casualty causing a Participant’s property loss; or (iii) other similar or extraordinary and unforeseeable circumstances created by events beyond the Participant’s control, as determined by the Administrative Committee, upon advice of counsel, based on written information supplied by the Participant and which is sufficient, in counsel’s judgment, to justify a change in a Plan distribution election without causing the Participant or any other Plan Participant to receive taxable income from the Plan before the Participant actually receives his or her benefit.

(s) In-Service Distribution means a distribution before Termination of Service as specified in Section 4.4 and permitted by Code Section 409A.

(t) Interest Rate means (i) prior to January 1, 2006, 125 percent of the rolling average Ten-Year Treasury Note Rate, on October 1 before the applicable Plan Year begins, and (ii) for each Plan Year commencing on or after January 1, 2006, the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of Lyondell Chemical Company’s most junior publicly traded debt on December 1 of the prior Plan Year. If this debt is retired during the Plan Year, the monthly interest rate shall be based on the previous monthly average of the then longest maturity for the Company’s most junior publicly traded debt.

(u) Participant means any Director participating in this Plan under Article II, or any former Director who has not received the entire Plan benefit to which he or she is entitled.

(v) Plan means this Elective Deferral Plan for Non-Employee Directors.

(w) Plan Year means each calendar year beginning on January 1 and ending on December 31.

(x) Prior Plan Account means the amounts deferred under the Prior Plan, and associated earnings, which were transferred to this Plan February 23, 2006.

(y) Retainer Fee means the annual amount paid in cash to a Director as compensation for serving in that capacity and any additional Chairman Fees.

(z) Survivor Benefit means the benefits described in Section 4.3 provided when a Participant dies before his or her Account is distributed.

(aa) Termination of Service means the Director ceasing to be a Board member, which complies with the requirements of Code Section 409A.

(bb) Trust Agreement means the Lyondell Chemical Company Non-Employee Directors Benefit Plans Trust Agreement and any amendments or successor agreements.

(cc) Valuation Date means the last day of each month, or other dates Administrative Committee determines in its discretion, which may be either more or less frequent, used to value Participants’ Accounts.

ARTICLE II

PARTICIPATION AND DEFERRAL ELECTIONS

Section 2.1 Elective Deferrals.

A Director may elect to defer Retainer Fees and specify the desired form of crediting method under Section 3.5 before a Deferral Period begins by submitting a Deferral Election for the Deferral Period. The time and form or distribution of the amount deferred shall be elected at the time the Deferral Election is made. Each Director’s Deferral Election shall be irrevocable after the Deferral Period begins. A Participant may also elect to defer an In-Service Distribution as provided in Section 4.4.

Section 2.2 Deferral Limits.

Deferral Elections shall be subject to the following limits:

(a) A Participant must defer a minimum deferral amount reasonably anticipated to exceed Eight Thousand Dollars ($8,000) per Deferral Period.

(b) A Participant may not defer an amount exceeding one hundred (100%) of the Participant’s Retainer Fee that would otherwise be payable in cash for that Deferral Period.

Section 2.3 Termination of Service.

Any outstanding Deferral Election shall terminate on the Participant’s Termination of Service.

Section 2.4 Modification of Deferral Elections.

The Administrative Committee may permit a Participant to cease the remaining deferrals under a Deferral Election, if it finds that the Participant has suffered a Financial Hardship, to the extent that the Deferral Election may be revoked as a result of Financial Hardship under Code Section 409A.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

Section 3.1 Accounts.

Accounts shall be maintained for each Participant for record-keeping purposes only. A Participant’s Account may be divided into subaccounts if necessary to determine how a Participant’s Distribution Elections shall apply to portions of the Account.

Section 3.2 Deferred Compensation.

A Participant’s Deferred Compensation shall be credited to the Participant’s Account on the date when the corresponding non-deferred portion of compensation is paid or would have been paid but for the Deferral Election.

(a) New Directors. A person who becomes a Director after January 1 of a Plan Year shall be eligible to make a Deferral Election within thirty (30) days of the date he becomes a Director for the pro-rated Retainer Fee payable for service during that Plan Year.

(b) Tax Withholding. The Company shall have the right to withhold from any Retainer Fees or Plan benefits (or otherwise cause the Director, his Beneficiary or the executor or administrator of his estate to pay) any federal, state, local or foreign taxes required to be withheld for any Deferred Compensation or benefits paid by the Plan, including, but not limited to, Medicare taxes.

Section 3.3 Deferred Stock Units.

(a) DSU Valuation. DSUs allocated to a Participant’s Account during a Plan Year for any reason other than a dividend payment, and DSUs transferred into the cash portion of a Participant’s Account according to a crediting method election change under Section 3.5, shall be valued at the closing price per share of Common Stock on the last trading date of the prior Plan Year.

(b) Dividends. When dividends are paid on shares of Common Stock, a Participant’s Account which has been credited with DSUs also shall be credited on the dividend record date with an additional number of DSUs equal to (A) the total amount of dividends payable for the number of shares of Common Stock represented by the DSUs credited to the Participant’s Account, divided by (B) the closing price per share of Common Stock on the dividend record date.

Section 3.4 Interest Rate.

Except as provided in Section 4.8, the cash portion of the Accounts shall be credited with interest at the applicable Interest Rate, compounded monthly during each Plan Year before the full distribution of the Participant’s Account. Interest shall be credited monthly on the cash portion of the balance of the Account on each Valuation Date beginning on the date when Deferred Compensation is credited to the Account.

Section 3.5 Election of Crediting Method.

Once each Plan Year, a Participant may elect, prospectively, to have the balance credited to his Account allocated between DSUs and cash, and the corresponding crediting methods in Sections 3.3 and 3.4 will apply to the election. Elections will be effective the first day of the following Plan Year. Deferral elections shall specify the initial form of crediting Deferred Compensation.

Section 3.6 Account Value

A Participant’s Account on each Valuation Date shall consist of the balance of the Participant’s Account on the immediately preceding Valuation Date, plus the amount of the Participant’s Deferred Compensation (in both cash and DSUs) since that Valuation Date, plus interest and dividend-derived DSUs credited to the Account, minus any distributions from or reductions to the Account since the immediately preceding Valuation Date.

Section 3.7 Vesting

Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to his or her Account.

Section 3.8 Account Statement.

The Company shall provide each Participant with a statement of his or her Account balance at least annually.

ARTICLE IV

PLAN BENEFITS

Section 4.1 Plan Benefit.

A Participant’s Plan benefit shall equal the amount of his or her Account, determined according to Sections 3.6 and 4.6. DSUs credited to a Participant’s Account shall be paid in cash based on the closing price of a share of Common Stock on the most recent Valuation Date. Interest is payable on a Participant’s Account balance until the Account is fully distributed.

Section 4.2 Distribution Elections.

(a) Time and Form of Distribution. If the Participant becomes entitled to a distribution due to Termination of Service, distribution shall be made at the time and form specified in the applicable Deferral Elections, except as provided in (d)(2) below. A Participant may elect one or more of the following forms and commencement dates for all or a portion of his Deferral Account.

(1) Lump Sum. A single payment of all of the Participant’s amount deferred under a Deferral Election.

(2) Installment Payments. Monthly installment payments for five (5) years, ten (10) years or fifteen (15) years of the amount deferred under a Deferral Election, in substantially equal payments of principal and interest. The amount of each monthly installment shall be recalculated effective January 1 of each year, based on the remaining balance subject to the installment payment election and the remaining number of installment payments.

Notwithstanding the foregoing, a Participant’s Account may be distributed earlier under Plan terms due to death or Financial Hardship, as provided in Sections 4.3 and 4.5, or for other reasons as may be provided under Code Section 409A.

(b) Failure to Make a Distribution Election. If the Participant fails to make a distribution election for a Prior Plan Account or an amount deferred for a particular Deferral Period, the Prior Plan Account or that portion of the Participant’s Account balance will be distributed immediately in lump sum cash payment as soon as administratively possible, but no later than thirty (30) days following Termination of Service.

(c) Change in Time or Form of Distribution. A Participant may elect to change the form of a Plan distribution, but (1) the election may not become effective until at least twelve (12) months after the date the new distribution election is made, (2) the election must defer payment for a period of five (5) years after the original distribution date and (3) the new distribution election must be made at least twelve (12) months before the date the original distribution was scheduled to occur.

(d) Special Distribution Election Rules.

(1) A Participant who made a Deferral Election for the Deferral Period beginning on January 1, 2005 (“2005 Deferral Election”) may elect to change the distribution of the amount deferred under the 2005 Deferral Election, if the distribution change is made before December 31, 2005.

(2) A Participant who is not eligible for a distribution in 2006 may elect to change the distribution of a Prior Plan Account, if the distribution change is made before December 31, 2006. If a Participant does not elect to change an existing distribution election, the Participant’s Prior Plan Account shall be distributed in the form previously selected by the Participant for the Prior Plan Account following the Participant’s Termination of Service. If a Participant does not have an existing distribution election for the Prior Plan Account, the Prior Plan Account will be paid according to (b) above.

Section 4.3 Survivor Benefits.

(a) Death Before Account Distribution. If the Participant dies before his or her Account distribution begins, the Plan shall pay a Survivor Benefit equal to the value of the Participant’s Account, determined according to Sections 3.6 and 4.6, increased by the applicable Interest Rate on the unpaid Account balance during the period when Survivor Benefit payments are being made to the Participant’s Beneficiary.

The Survivor Benefit shall be paid in a lump sum cash payment unless the Participant elected to have the Participant’s Account balance distributed in installment payments. A Participant may elect to have the Survivor Benefit paid to the Participant’s Beneficiary in substantially equal monthly cash payments over five (5) years, ten (10) years or fifteen (15) years. The amount of each of the monthly installments shall be recalculated effective January 1 of each year, based on the remaining Account balance.

(b) Death After Account Distribution. If a Participant who is receiving installment payments dies after his or her Account distribution begins, any Survivor Benefit elected under this Plan shall not apply and the Participant’s Account balance shall continue to be paid to the Beneficiary in the benefit form that was payable to the Participant, until all remaining payments that would have been made to the Participant if the Participant had lived, have been made. Payments shall be increased by the applicable Interest Rate credited on the deceased Participant’s unpaid Account balance during each year payment is made to the Beneficiary.

(c) Election Change. A Participant may change his Survivor Benefit at any time, but the change shall not be effective until twelve (12) months after the date the election was made. If the Participant fails to elect a form of Survivor Benefit payments, the Participant’s Account balance shall be distributed in a lump sum payment as soon as practical following the Participant’s death.

(d) Death Following Change in Control. If a Participant is entitled to a payment under Section 4.8 and dies before receiving his entire Account, the balance of the Participant’s Account shall be paid to Participant’s Beneficiary in a lump sum cash payment.

Section 4.4 In-Service Distributions.

A Participant may elect to receive an In-Service Distribution from his or her Account subject to the following restrictions:

(a) Election. The election to take an In-Service Distribution for a particular Deferral Election must be made at the same time the Participant makes that Deferral Election.

(b) Amount. A Participant may elect to receive an In-Service Distribution equal to the amount the Participant deferred under a particular Deferral Election. If a previously elected amount exceeds the related Account balance when an In-Service Distribution is to be made, only the Account balance will be paid.

(c) Timing of In-Service Distribution. The In-Service Distribution shall be made in cash and shall begin at the time elected by the Participant when the Deferral Election was made. If the Participant has a Termination of Service before the In-Service Distribution date, the In-Service Distribution will be canceled and distribution will be made under Section 4.2. The date elected for an In-Service Distribution shall be at least two (2) years after the Deferral Election becomes effective.

(d) Distributions from Account. Amounts paid to a Participant under this Section 4.4 shall be treated as distributions from the Participant’s Account.

Section 4.5 Financial Hardship Distributions.

When the Administrative Committee finds that a Participant has suffered a Financial Hardship, following the Participant’s written application, the Administrative Committee shall distribute all or a portion of the Participant’s Account reasonably necessary to satisfy the Financial Hardship. The amount necessary to satisfy the Financial Hardship shall be the amount determined according to the requirements of Code Section 409A. The distribution shall be paid in a lump sum as soon as administratively practical following the Financial Hardship finding.

Section 4.6 Valuation and Settlement.

The Settlement Date shall be the earlier of the date when a lump sum is paid or when installment payments commence. The Settlement Date shall be no more than thirty (30) days after the last day of the month when the Participant or his Beneficiary becomes entitled to a Distribution. The Settlement Date for an In-Service Distribution shall be the month when the Participant elects to commence payment. The amount of a lump sum and the initial amount of installment payments shall be based on the Participant’s Account value on the Valuation Date immediately before the Settlement Date.

Section 4.7 Small Benefit.

Notwithstanding any Distribution election, the Company, in its sole discretion, may pay any benefit as a lump sum cash payment to the Participant or any Beneficiary, if the value of the Account balance that remains or the which is payable to the Participant or Beneficiary in installments when payments would otherwise commence, is less than $10,000.

Section 4.8 Change in Control.

Notwithstanding any contrary Plan provision, the provisions of this Section shall control on a Change in Control of the Company. If a Change in Control occurs, the full amount of contributions and earnings accrued or credited to the Participant’s Account (either as cash amounts or as DSUs) on the date immediately before the Change in Control, shall be distributed in cash to the Participant or the Participant’s Beneficiary, if a Survivor Benefit is being paid to a Beneficiary at Change in Control. Payment shall be made in a lump sum form.

Section 4.9 Combined Gross-up Payment; Tax Defense.

(a) Combined Gross-up Payment. If a Participant becomes entitled to one or more payments (including, without limit, the vesting of an option or other non-cash benefit or property) under the terms of any Company plan, arrangement or agreement (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may be imposed) (the “Excise Tax”), the Company shall pay the Participant an additional cash amount (the “Combined Gross-up Payment”) so the net amount the Participant retains after reduction for (i) any Excise Tax on the Total Payments and (ii) any federal, state and local income or employment tax and Excise Tax payable for the Combined Gross-up Payment, shall equal the Total Payments. To determine the Combined Gross-up Payment amount, a Participant shall be deemed (i) to pay federal income taxes at the highest stated rate of federal income tax (including surtaxes, if any) for the calendar year when the Combined Gross up Payment is to be made; and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year when the Combined Gross-up Payment is to be made. Any Combined Gross-up Payment shall be made to the Participant at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the Participant. The Combined Gross-up Payment shall not be paid under this Plan if a Combined Gross-up Payment identical to or greater than the amount calculated under this Section 4.9 is paid under any other Company plan, arrangement or agreement.

(b) Tax Defense. If, in connection with the examination of a Participant’s tax return, the Internal Revenue Service asserts that any amount payable or benefit provided under this Plan is a “parachute payment” as defined in the Code, and the amount or benefit was not treated as a parachute payment to determine a Combined Gross-up Payment, the Company at its cost shall assume the defense of any controversy involving the issue and shall indemnify and hold the Participant harmless for all liabilities, costs, taxes, interest and penalties attributable to the issue and, to the extent necessary (without duplication), shall increase the Combined Gross-up Payment to give effect to any additional amount or benefit determined to be a parachute payment. The Participant shall cooperate with the Company so the Company will be able to challenge any adverse Internal Revenue Service determination through administrative proceedings and, if determined by the Company, through litigation.

ARTICLE V

BENEFICIARY DESIGNATION

Section 5.1 Beneficiary Designation.

Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive his or her Account on his or her death. The designation shall be in a form provided by and delivered to the Company. The Participant shall have the right to change or revoke any designation from time to time by filing a new designation or notice of revocation with the Company. No notice to or consent by any Beneficiary shall be required for any change or revocation.

Section 5.2 Failure to Designate Beneficiary.

If a Participant fails to designate a Beneficiary before his or her death, or if no designated Beneficiary survives the Participant, the balance in the Participant’s Account shall be paid in a lump sum cash payment to the executor or administrator for his or her estate.

ARTICLE VI

ADMINISTRATION

Section 6.1 Interpretation.

The Administrative Committee shall have the exclusive right and discretionary authority to interpret Plan provisions and to decide questions arising in its administration. The Administrative Committee’s decisions and interpretations shall be final and binding on the Company, Participants, Directors, Beneficiaries and all other persons.

Section 6.2 Administrative Records.

Records reflecting Plan administration shall be kept.

Section 6.3 Claims.

The Administrative Committee shall provide adequate notice in writing to any Participant, Director or Beneficiary whose claim for Plan benefits has been denied, setting forth the specific reasons for the denial. The Participant, Director or Beneficiary will be given an opportunity to request a review of the decision denying the claim. The Participant, Director or Beneficiary shall be given sixty (60) days from the date of the notice denying any claim to request a review. If a written request for a review is not received within this sixty (60) day period, the denial will be final. The Board or the person or entity delegated responsibility to review the claim on the Board’s behalf, shall conduct a full and fair review of the claim. A decision on review shall be in writing and shall include specific reasons for the decision.

Section 6.4 Liability.

No Administrative Committee member shall be liable for any action taken in good faith or exercise of any Administrative Committee power or for the actions of other Administrative Committee members.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1 Plan Amendment.

This Plan may be amended from time to time by the Administrative Committee..

Section 7.2 Termination.

The Company intends to continue this Plan indefinitely, but reserves the right to terminate it at any time. If a Change in Control occurs, this Plan shall be terminated following distribution of assets to Participants or to the Independent Plan Administrator under the Trust Agreement.

Section 7.3 Effect of Amendment or Termination.

No Plan amendment or termination Plan may adversely affect the benefit payable to any Participant or Beneficiary receiving or entitled to receive Plan benefits before the effective date of the amendment or termination. However, the Board may amend the Plan to eliminate any form of payment or to comply with any law or regulation, including, but not limited to, reformation of any Plan provision that would result in the imposition of an excise tax under Code Section 409A, and if so, that amendment or reformation will not be deemed to adversely affect any Participant’s benefit entitlement.

No Plan amendment or termination due to a Change in Control shall adversely affect the amount of contributions and earnings accrued or credited to any former or current Participant’s Account immediately before the Change in Control.

Section 7.4 Effect of Legislation.

If any Plan provision would result in the imposition of any excise tax under Code Section 409A, the terms of Code Section 409A shall apply and that Plan provision will be reformed to avoid the excise tax.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Unsecured General Creditor.

Participants and their Beneficiaries shall have no legal or equitable rights, claims or interests in any specific Company assets or property, nor are they beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds of those policies or contracts which the Company owns or acquires (“Policies”). Any Policies or other Company assets shall be, and remain, general unpledged, unrestricted Company assets. The Company’s obligation under the Plan is merely an unfunded and unsecured Company promise to pay money in the future.

Section 8.2 Grantor Trust.

Although the Company is responsible for all Plan benefits, the Company, in its sole discretion, may contribute funds to a grantor trust, as it deems appropriate, to pay Plan benefits. The trust may be irrevocable, but trust assets shall be subject to the claims of Company creditors. If any Plan benefits are actually paid from the trust, the Company shall have no further obligation for those benefits but to the extent the benefit is not paid, benefits shall remain the obligation of, and shall be paid, by the Company. Participants or Beneficiaries shall be unsecured creditors insofar as their legal claims for Plan benefits and shall have no security interest in the grantor trust.

Section 8.3 Non-assignment.

Payments to and benefits under this Plan are not assignable, transferable or subject to alienation since they are primarily for the support and maintenance of the Participants and their Beneficiaries. Likewise, payments shall not be subject to attachments by creditors of, or through legal process against, the Company, the Administrative Committee or any Participants. Payment may be offset by the Company as provided under Section 8.6.

Section 8.4 No Right To Board Service.

The Plan provisions shall not give a Director the right to be retained in Company service nor shall this Plan or any action taken under the Plan be construed as a contract for Board service.

Section 8.5 Adjustments.

At the Company’s request, the Administrative Committee may adjust a Participant’s Plan benefit or make other adjustments required to correct administrative errors or provide uniform treatment of Participants, in a manner consistent with the Plan’s intent and purpose.

Section 8.6 Obligation to Company.

If a Participant becomes entitled to a distribution of Plan benefits, and if at that time the Participant has any outstanding debt, obligation, or other liability representing an amount owed to the Company, or any Company benefit plan, then the Administrative Committee, in its sole discretion, may offset the amount owed to the Company or the benefit plan against the amount of benefits otherwise distributable under this Plan.

Section 8.7 Protective Provisions.

Each Participant shall cooperate with the Company by furnishing any and all information the Company requests to facilitate benefit payments, taking any physical examinations as the Company deems necessary and taking other relevant action as the Company requests. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. If the Participant makes any material misstatement of information or nondisclosure of medical history, no benefits will be payable to the Participant or his Beneficiary, unless, in the Company’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any Participant action, misstatement or nondisclosure.

Section 8.8 Gender, Singular and Plural.

All pronouns and any variations are deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons require. The singular may be read as the plural and the plural as the singular as the case requires.

Section 8.9 Governing Law.

This Plan shall be construed, regulated and administered under the laws of the State of Texas, except to the extent that the laws are preempted by federal law.

Section 8.10 Notice.

Any notice or filing required or permitted to be given to the Administrative Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company’s principal office directed to the attention of the Secretary of the Company. Notice shall be deemed given on the delivery date or, if delivery is made by mail, on the postmark date on the receipt for registration or certification.

Section 8.11 Successors and Assigns.

This Plan shall be binding upon the Company and its successors and assigns.

Section 8.12 Incapacity.

If the Administrative Committee deems that any person entitled to receive any Plan payment is incapable of receiving or disbursing the payment because of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Administrative Committee, in its sole discretion, may take any one or more of the following actions: it may apply the payment directly for the person’s comfort, support and maintenance; it may reimburse any person for any support supplied to the person entitled to receive any payment; or it may pay any other person the Administrative Committee selects to disburse the payment for the comfort, support and maintenance of the person entitled to it, including, without limit, to any relative who has wholly or partially undertaken the expense of the person’s comfort, care and maintenance, or any institution which has care or custody of the person entitled to the payment. The Administrative Committee, in its sole discretion, may deposit any payment due to a minor to the minor’s credit in any savings or commercial bank the Administrative Committee’s chooses.